                                                                     EX 99.B4(a)

                             Policy Number SPECIMEN

Insured                    JOHN DOE

Initial Specified Amount   $100,000   Policy Date   MAY 1, 2007

                   THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

A Stock Company   Home Office Location:            Fort Wayne, Indiana

                  Administrator Mailing Address:   The Lincoln National Life
                                                   Insurance Company
                                                   350 Church Street
                                                   Hartford, CT 06103-1106

The Lincoln National Life Insurance Company agrees to pay the Death Benefit Proceeds to the Beneficiary after receipt of Due Proof of Death while this policy is In Force and to provide the other rights and benefits in accordance with the terms of this policy.

READ THIS POLICY CAREFULLY

This is a legal contract between you and us. This policy is issued and accepted subject to the terms set forth on the following pages, which are made a part of this policy. In consideration of the application and the payment of premiums as provided, this policy is executed by us as of the Policy Date at the Administrator Mailing Address shown above.

RIGHT TO EXAMINE THIS POLICY

You may return this policy for any reason to the insurance agent through whom it was purchased or to us at the address listed above within 10 days after its receipt (20 days after its receipt where required by law for policies issued in replacement of other insurance). During this period (the "Right to Examine Period"), any premium paid will be placed in the Money Market Sub-Account. If returned, this policy will be considered void from the Policy Date and we will refund the premium paid less any prior loans, unpaid loan interest, and partial surrenders. If this policy is not returned, the premium payment will be processed as directed by you in Writing.

ANY BENEFITS, INCLUDING DEATH BENEFITS, AND VALUES PROVIDED BY THIS POLICY BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT ARE VARIABLE, MAY INCREASE OR DECREASE DAILY, AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

THE DEATH BENEFIT PROCEEDS ON THE POLICY DATE EQUAL THE INITIAL SPECIFIED AMOUNT OF THIS POLICY. THEREAFTER, THE DEATH BENEFIT PROCEEDS MAY VARY UNDER THE CONDITIONS DESCRIBED IN THIS POLICY.


/s/ C. Suzanne Womack
---------------------
SECRETARY


/s/ Dennis R Glass
---------------------
President

                 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

Death Benefit Proceeds payable if the Insured dies while this policy is in Force
                 Investment results reflected in policy benefits
                 Non-participating - Not eligible for dividends

     FOR INFORMATION OR ASSISTANCE REGARDING THIS POLICY CALL: 800 444-2363

                               TABLE OF CONTENTS

                                                                           PAGE*
Policy Specifications                                                        3
Riders and Rider Charges                                                    3a
Table of Surrender Charges                                                  3b
Table of Expense Charges and Fees                                           3c
Table of Guaranteed Maximum Cost of Insurance Rates                         3d
Corridor Percentages Table                                                  3e
Definitions                                                                  5
Premium and Reinstatement Provisions                                         8
Ownership, Assignment and Beneficiary Provisions                            10
Separate Account Provisions                                                 11
Policy Values Provisions                                                    12
Transfer Privilege Provisions                                               15
Optional Sub-Account Allocation Programs                                    16
Surrender Provisions                                                        17
Loan Provisions                                                             19
Insurance Coverage Provisions                                               20
General Provisions                                                          22

*Page 4 is intentionally "blank."

                              POLICY SPECIFICATIONS

                             Policy Number SPECIMEN

INSURED:                    JOHN DOE

OWNER:                      JANE DOE

INITIAL SPECIFIED AMOUNT:   $100,000           POLICY DATE:         MAY 1, 2007

MINIMUM SPECIFIED AMOUNT:   $100,000           DATE OF ISSUE:       MAY 1, 2007

MONTHLY ANNIVERSARY DAY:    01                 ISSUE AGE AND SEX:   35 MALE

PREMIUM CLASS:              STANDARD TOBACCO

PLAN OF INSURANCE:          FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE

BENEFIT SELECTION OPTION:   20%. If the Insured is still living and this policy
                            is still in Force at Attained Age 100, the Specified
                            Amount will automatically be reduced by 20%.

DEATH BENEFIT OPTION:       Death Benefit Option 1 (Level)

PREMIUM PAYMENTS:           Planned Premium: $860.48
                            Premiums payable until Attained Age 100. Additional premium payments may vary by frequency or amount.

PAYMENT MODE:               ANNUALLY

NO-LAPSE PROVISION:         20 Year No-Lapse Premium: $47.91 monthly
                            10 Year No-Lapse Premium: $34.50 monthly

BENEFICIARY:                As named in the application for this policy, unless
                            later changed.

GUARANTEED MINIMUM FIXED
ACCOUNT INTEREST RATE:      3.0% annual effective rate (0.00809863% daily)

NET GUARANTEED FIXED
ACCOUNT INTEREST RATE:      3.0% annual effective rate (0.00809863% daily)

PERSISTENCY BONUS RATE:     0.15% annual effective rate (0.01249141% monthly)
                            in Policy Year 21 and thereafter.

INTEREST CREDITED TO LOAN
ACCOUNT VALUE:              3.0% annual effective rate (0.00809863% daily) in
                            all Policy Years.

POLICY LOAN INTEREST RATE   4.0% annual effective rate in Policy Years 1-10; and
CHARGED:                    3.0% annual effective rate in Policy Years 11 and
                            thereafter.

MINIMUM POLICY LOAN
AMOUNT:                     $500


                                      3 - 1

MINIMUM TRANSFER AMOUNT:      $50 or the entire value of the Fixed Account or
                              Sub-Account being transferred, whichever is less.

SEPARATE ACCOUNT:             M

MINIMUM SPECIFIED AMOUNT      $1000
INCREASE:                     Increases to Specified Amount not allowed after
                              Attained Age 85.

MAXIMUM NUMBER OF
SPECIFIED AMOUNT INCREASES    Unlimited in Policy Year 1; and
PER POLICY YEAR:              1 in Policy Year 2 and thereafter.

MAXIMUM NUMBER OF
SPECIFIED AMOUNT DECREASES    Decreases not allowed in Policy Year 1; and
PER POLICY YEAR:              1 in Policy Year 2 and thereafter.

ACCOUNT(S) AVAILABLE FROM
WHICH TO TRANSFER FUNDS FOR   Money Market Sub-Account
DOLLAR COST AVERAGING:        Fixed Account (may be elected at policy issue
                              only)


                                      3 - 2

                            RIDERS AND RIDER CHARGES


                                       3a

                           TABLE OF SURRENDER CHARGES

    See Surrender Provisions for an example of when this table will be used.

                     SURRENDER CHARGE AS OF
   POLICY YEAR      BEGINNING OF POLICY YEAR
-----------------   ------------------------
         1                  $2,651.00
         2                  $2,552.00
         3                  $2,451.00
         4                  $2,346.00
         5                  $2,239.00
         6                  $2,128.00
         7                  $2,015.00
         8                  $1,898.00
         9                  $1,777.00
        10                  $1,653.00
        11                  $1,526.00
        12                  $1,395.00
        13                  $1,260.00
        14                  $1,120.00
        15                  $  976.00
16 and thereafter           $    0.00

CALCULATION OF CHARGE FOR DECREASE IN SPECIFIED AMOUNT

For decreases in Specified Amount, excluding full surrender of this policy, the charge will be calculated as [(1) divided by (2), then multiplied by (3), where:

(1)  is the amount of the decrease;

(2)  is the Initial Specified Amount; and

(3) is the then applicable surrender charge from the Table of Surrender Charges shown above.

However, no charge will be applied under the following circumstances:

a. where the decrease occurs after the 10th Policy Anniversary of the Initial Specified Amount; or

b.   where the decrease is caused by a partial surrender.


                                       3b

                        TABLE OF EXPENSE CHARGES AND FEES

The following expenses and fees are charged under this policy:

PREMIUM LOAD

We will deduct a Premium Load not to exceed 5.0% from each premium payment in all policy years.

COST OF INSURANCE

See the Cost of Insurance provision. The Net Amount at Risk Discount Factor used in that provision is 1.0024663.

MONTHLY ADMINISTRATIVE FEE

The Monthly Administrative Fee equals (1) plus (2) plus (3), where:

(1)  is a fee of $10 per month during each Policy Year;

(2) is a monthly charge of 0.09250 per $1,000 of Initial Specified Amount for the first 120 months from the Policy Date; and

(3) is a monthly charge per $1,000 for any increase in Specified Amount for the 120 months following the date of increase. The rate used to calculate this charge will be based on the Insured's sex, Premium Class, and Attained Age on the date of the increase.

GUARANTEED MAXIMUM MORTALITY AND EXPENSE RISK ("M&E") CHARGE RATE

0.20% annually in all Policy Years.

GUARANTEED MAXIMUM FIXED ACCOUNT ASSET CHARGE RATE

0.00% annual effective rate (0.00000000% daily) in all Policy Years.

TRANSFER FEE

$25 per each transfer request in excess of 24 during any Policy Year.


                                       3c

               TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES

The monthly Cost of Insurance rates are based on the Insured's sex, Issue Age, and the Policy Year, but will not exceed the rates shown in the table below in accordance with the 2001 CSO Male/Female, Smoker Distinct, Ultimate, age nearest birthday. If the Insured is in a rated Premium Class, the Guaranteed Maximum Cost of Insurance Rates shown in the table below will be adjusted to reflect the applicable Risk Factor and/or Flat Extra Monthly Insurance Cost, if any, shown in the Policy Specifications as described in the Cost of Insurance Rates provision.

POLICY    MONTHLY   POLICY    MONTHLY   POLICY    MONTHLY
 YEAR      RATE      YEAR      RATE      YEAR      RATE
-----------------   -----------------   -----------------
   1      0.16669      2      0.17586      3      0.18587
   4      0.20004      5      0.21421      6      0.23089
   7      0.25256      8      0.27758      9      0.30759
  10      0.34345     11      0.38098     12      0.41601
  13      0.45521     14      0.47689     15      0.50192

  16      0.53779     17      0.58034     18      0.63874
  19      0.70466     20      0.78729     21      0.88078
  22      0.97595     23      1.07699     24      1.15634
  25      1.24822     26      1.35935     27      1.49724
  28      1.66360     29      1.84841     30      2.03748

  31      2.22410     32      2.40410     33      2.57913
  34      2.76345     35      2.94615     36      3.16750
  37      3.40992     38      3.73977     39      4.07151
  40      4.40683     41      4.79707     42      5.21287
  43      5.69390     44      6.25049     45      6.88457

  46      7.56260     47      8.32286     48      9.09107
  49      9.89784     50     10.77656     51     11.81206
  52     12.94801     53     14.17221     54     15.46210
  55     16.80008     56     18.16837     57     19.40523
  58     20.67027     59     21.98111     60     23.34419

  61     24.85705     62     26.19622     63     27.61193
  64     29.11098     65     30.69938


                                       3d

                           CORRIDOR PERCENTAGES TABLE

            DEATH BENEFIT QUALIFICATION TEST: Guideline Premium Test

See the Death Benefit Qualification Test and Death Benefit Proceeds provisions for an explanation of how this table will be used.

         CORRIDOR
 AGE    PERCENTAGE
-----   ----------
15-40      250%
  41       243
  42       236
  43       229
  44       222
-----   ----------
  45       215
  46       209
  47       203
  48       197
  49       191
-----   ----------
  50       185
  51       178
  52       171
  53       164
  54       157
-----   ----------
  55       150
  56       146
  57       142
  58       138
  59       134
-----   ----------
  60       130
  61       128
  62       126
  63       124
  64       122
-----   ----------
  65       120
  66       119
  67       118
  68       117
  69       116
-----   ----------
  70       115
  71       113
  72       111
  73       109
  74       107
-----   ----------
  75       105
  76       105
  77       105
  78       105
  79       105
-----   ----------
  80       105
  81       105
  82       105
  83       105
  84       105
-----   ----------
  85       105
  86       105
  87       105
  88       105
  89       105
-----   ----------
  90       105
  91       104
  92       103
  93       102
  94       101
-----   ----------
  95       101
  96       101
  97       101
  98       101
  99       101
-----   ----------


                                       3e

                          THIS PAGE INTENTIONALLY BLANK

INSURED:                    JOHN DOE

OWNER:                      JANE DOE

INITIAL SPECIFIED AMOUNT:   $100,000           POLICY DATE:         MAY 1, 2007

MINIMUM SPECIFIED AMOUNT:   $100,000           DATE OF ISSUE:       MAY 1, 2007

MONTHLY ANNIVERSARY DAY:    01                 ISSUE AGE AND SEX:   35 MALE

PREMIUM CLASS:              STANDARD TOBACCO

PLAN OF INSURANCE:                FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE

BENEFIT SELECTION OPTION:         20%. If the Insured is still living and this
                                  policy is still in Force at Attained Age 100, the Specified Amount will automatically be reduced by 20%.

DEATH BENEFIT OPTION:             Death Benefit Option 1 (Level)

PREMIUM PAYMENTS:                 Planned Premium: $860.48
                                  Premiums payable until Attained Age 100.
                                  Additional premium payments may vary by
                                  frequency or amount.

PAYMENT MODE:                     ANNUALLY

NO-LAPSE PROVISION:               20 Year No-Lapse Premium: $47.91 monthly
                                  10 Year No-Lapse Premium: $34.50 monthly

BENEFICIARY:                      As named in the application for this policy,
                                  unless later changed.

GUARANTEED MINIMUM FIXED
ACCOUNT INTEREST RATE:            3.0% annual effective rate (0.00809863% daily)

NET GUARANTEED FIXED
ACCOUNT INTEREST RATE:            3.0% annual effective rate (0.00809863% daily)

PERSISTENCY BONUS RATE:           0.15% annual effective rate (0.01249141%
                                  monthly) in Policy Year 21 and thereafter.

INTEREST CREDITED TO LOAN
ACCOUNT VALUE:                    3.0% annual effective rate (0.00809863% daily)
                                  in all Policy Years.

POLICY LOAN INTEREST RATE         4.0% annual effective rate in Policy Years
CHARGED:                          1-10; and
                                  3.0% annual effective rate in Policy Years 11 and thereafter.

MINIMUM POLICY LOAN AMOUNT:       $500


                                      3 - 1

MINIMUM TRANSFER AMOUNT:          $50 or the entire value of the Fixed Account
                                  or Sub-Account being transferred, whichever is less.

SEPARATE ACCOUNT:                 M

MINIMUM SPECIFIED AMOUNT          $1000
INCREASE:                         Increases to Specified Amount not allowed
                                  after Attained Age 85.

MAXIMUM NUMBER OF
SPECIFIED AMOUNT INCREASES        Unlimited in Policy Year 1; and
PER POLICY YEAR:                  1 in Policy Year 2 and thereafter.

MAXIMUM NUMBER OF
SPECIFIED AMOUNT DECREASES        Decreases not allowed in Policy Year 1; and
PER POLICY YEAR:                  1 in Policy Year 2 and thereafter.

ACCOUNT(S) AVAILABLE FROM
WHICH TO TRANSFER FUNDS FOR       Money Market Sub-Account
DOLLAR COST AVERAGING:            Fixed Account (may be elected at policy issue
                                  only)


                                      3 - 2

                            RIDERS AND RIDER CHARGES


                                       3a

                           TABLE OF SURRENDER CHARGES

    See Surrender Provisions for an example of when this table will be used.

                     SURRENDER CHARGE AS OF
   POLICY YEAR      BEGINNING OF POLICY YEAR
   -----------      ------------------------
        1                   $2,651.00
        2                   $2,552.00
        3                   $2,451.00
        4                   $2,346.00
        5                   $2,239.00
        6                   $2,128.00
        7                   $2,015.00
        8                   $1,898.00
        9                   $1,777.00
       10                   $1,653.00
       11                   $1,526.00
       12                   $1,395.00
       13                   $1,260.00
       14                   $1,120.00
       15                   $  976.00
16 and thereafter           $    0.00

CALCULATION OF CHARGE FOR DECREASE IN SPECIFIED AMOUNT

For decreases in Specified Amount, excluding full surrender of this policy, the charge will be calculated as [(1) divided by (2), then multiplied by (3), where:

(1)  is the amount of the decrease;

(2)  is the Initial Specified Amount; and

(3) is the then applicable surrender charge from the Table of Surrender Charges shown above.

However, no charge will be applied under the following circumstances:

a. where the decrease occurs after the 10th Policy Anniversary of the Initial Specified Amount; or

b.   where the decrease is caused by a partial surrender.


                                       3b

                        TABLE OF EXPENSE CHARGES AND FEES

The following expenses and fees are charged under this policy:

PREMIUM LOAD

We will deduct a Premium Load not to exceed 5.0% from each premium payment in all policy years.

COST OF INSURANCE

See the Cost of Insurance provision. The Net Amount at Risk Discount Factor used in that provision is 1.0024663.

MONTHLY ADMINISTRATIVE FEE

The Monthly Administrative Fee equals (1) plus (2) plus (3), where:

(1)  is a fee of $10 per month during each Policy Year;

(2) is a monthly charge of 0.09250 per $1,000 of Initial Specified Amount for the first 120 months from the Policy Date; and

(3) is a monthly charge per $1,000 for any increase in Specified Amount for the 120 months following the date of increase. The rate used to calculate this charge will be based on the Insured's sex, Premium Class, and Attained Age on the date of the increase.

GUARANTEED MAXIMUM MORTALITY AND EXPENSE RISK ("M&E") CHARGE RATE

0.20% annually in all Policy Years.

GUARANTEED MAXIMUM FIXED ACCOUNT ASSET CHARGE RATE

0.00% annual effective rate (0.00000000% daily) in all Policy Years.

TRANSFER FEE

$25 per each transfer request in excess of 24 during any Policy Year.


                                       3c

               TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES

The monthly Cost of Insurance rates are based on the Insured's sex, Issue Age, and the Policy Year, but will not exceed the rates shown in the table below in accordance with the 2001 CSO Male/Female, Smoker Distinct, Ultimate, age nearest birthday. If the Insured is in a rated Premium Class, the Guaranteed Maximum Cost of Insurance Rates shown in the table below will be adjusted to reflect the applicable Risk Factor and/or Flat Extra Monthly Insurance Cost, if any, shown in the Policy Specifications as described in the Cost of Insurance Rates provision.

POLICY    MONTHLY   POLICY    MONTHLY   POLICY    MONTHLY
 YEAR      RATE      YEAR      RATE      YEAR       RATE
-----------------   -----------------   -----------------
   1      0.16669      2      0.17586      3      0.18587
   4      0.20004      5      0.21421      6      0.23089
   7      0.25256      8      0.27758      9      0.30759
  10      0.34345     11      0.38098     12      0.41601
  13      0.45521     14      0.47689     15      0.50192

  16      0.53779     17      0.58034     18      0.63874
  19      0.70466     20      0.78729     21      0.88078
  22      0.97595     23      1.07699     24      1.15634
  25      1.24822     26      1.35935     27      1.49724
  28      1.66360     29      1.84841     30      2.03748

  31      2.22410     32      2.40410     33      2.57913
  34      2.76345     35      2.94615     36      3.16750
  37      3.40992     38      3.73977     39      4.07151
  40      4.40683     41      4.79707     42      5.21287
  43      5.69390     44      6.25049     45      6.88457

  46      7.56260     47      8.32286     48      9.09107
  49      9.89784     50     10.77656     51     11.81206
  52     12.94801     53     14.17221     54     15.46210
  55     16.80008     56     18.16837     57     19.40523
  58     20.67027     59     21.98111     60     23.34419

  61     24.85705     62     26.19622     63     27.61193
  64     29.11098     65     30.69938


                                       3d

                           CORRIDOR PERCENTAGES TABLE

            DEATH BENEFIT QUALIFICATION TEST: Guideline Premium Test

See the Death Benefit Qualification Test and Death Benefit Proceeds provisions for an explanation of how this table will be used.

          CORRIDOR
 AGE     PERCENTAGE
-----    ----------
15-40       250%
  41        243
  42        236
  43        229
  44        222
-----    ----------
  45        215
  46        209
  47        203
  48        197
  49        191
-----    ----------
  50        185
  51        178
  52        171
  53        164
  54        157
-----    ----------
  55        150
  56        146
  57        142
  58        138
  59        134
-----    ----------
  60        130
  61        128
  62        126
  63        124
  64        122
-----    ----------
  65        120
  66        119
  67        118
  68        117
  69        116
-----    ----------
  70        115
  71        113
  72        111
  73        109
  74        107
-----    ----------
  75        105
  76        105
  77        105
  78        105
  79        105
-----    ----------
  80        105
  81        105
  82        105
  83        105
  84        105
-----    ----------
  85        105
  86        105
  87        105
  88        105
  89        105
-----    ----------
  90        105
  91        104
  92        103
  93        102
  94        101
-----    ----------
  95        101
  96        101
  97        101
  98        101
  99        101
-----    ----------


                                       3e

                                   DEFINITIONS

ACCUMULATION VALUE

The sum of (1) the Fixed Account value plus (2) the Separate Account value plus
(3) the Loan Account value under this policy, as described in the Policy Values Provisions.

ADMINISTRATOR MAILING ADDRESS

The Administrator Mailing Address for this policy is shown on the front cover.

ATTAINED AGE (AGE)

The Insured's Issue Age plus the number of completed Policy Years.

BENEFICIARY

The person(s) or entity(ies) named in the application for this policy, unless later changed as provided for by this policy, to whom we will pay the Death Benefit Proceeds upon the death of the Insured.

COST OF INSURANCE

The monthly cost of providing life insurance under this policy.

DATE OF ISSUE

The date from which Suicide and Incontestability periods are measured. The Date of Issue is shown in the Policy Specifications.

DEATH BENEFIT PROCEEDS

The amount payable upon death of the Insured as described in the Death Benefit Proceeds provision.

DUE PROOF OF DEATH

A certified copy of an official death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death, or any other proof of death satisfactory to us.

FIXED ACCOUNT

The Fixed Account is a part of the Company's General Account, and Fixed Account assets are general assets of the Company. Fixed Account principal is guaranteed and interest is credited at a rate not less than the Guaranteed Minimum Fixed Account Interest Rate shown in the Policy Specifications. The Net Guaranteed Fixed Account Interest Rate shown in the Policy Specifications reflects the Guaranteed Maximum Fixed Account Asset Charge shown in the Table of Expense Charges and Fees in the Policy Specifications. We may charge less than the Guaranteed Maximum Fixed Account Asset Charge and may credit interest at a rate higher than the Guaranteed Minimum Fixed Account Interest Rate.

FIXED ACCOUNT ASSET CHARGE RATE

The rate used to calculate the daily Fixed Account asset charge as described in the Fixed Account Asset Charge provision. The Guaranteed Maximum Fixed Account Asset Charge Rate is shown in the Table of Expense Charges and Fees in the Policy Specifications.

FUND(S)

The funds in which the Net Premium Payments you allocate to one or more Sub-Accounts, and the amounts transferred among Sub-Accounts, will be invested by the Company.

IN FORCE

Not surrendered or terminated for any reason.

IN WRITING (WRITTEN REQUEST, WRITTEN NOTICE)

With respect to any notice or request to us, this term means a written form satisfactory to us signed by you and received at our Administrator Mailing Address. With respect to any notice from us to you or any other person, this term means written notice by ordinary mail to such person at the most recent address in our records.

INDEBTEDNESS

The amount of any outstanding loan against this policy, including loan interest accrued but not yet charged.

INSURED

The person whose life is insured under this policy as shown in the Policy Specifications.

ISSUE AGE

The Insured's age nearest birthday on the Policy Date.

LAPSE

Teminate without value.

LOAN ACCOUNT

The account in which amounts equal to amounts loaned under this policy, including capitalized loan interest, accrue once transferred out of the Fixed Account and/or Sub-Accounts. The Loan Account is part of our general account.

MONTHLY ANNIVERSARY DAY

The day of the month shown in the Policy Specifications when we deduct the Monthly Deduction, or the next Valuation Day if the Monthly Anniversary Day is not a Valuation Day or is nonexistent for that month.

MONTHLY DEDUCTION

The amount deducted on each Monthly Anniversary Day from the Net Accumulation Value for certain expenses and the Cost of Insurance, as described in the Monthly Deduction provision.

NET ACCUMULATION VALUE

An amount equal to the Accumulation Value less the Loan Account value.

NET PREMIUM PAYMENT

The portion of a premium payment, after deduction of the Premium Load shown in the Table of Expense Charges and Fees in the Policy Specifications, available for allocation to the Fixed Account and/or Sub-Accounts.

NO-LAPSE PREMIUM

The required premium which must be paid to guarantee that this policy will not Lapse during the specified No-Lapse Period as described in the No-Lapse Provision, if applicable.

1940 ACT

The Investment Company Act of 1940, as amended.

OWNER

The person(s) or entity(ies) shown in the Policy Specifications who may exercise rights under this policy, unless later changed as provided for by this policy. If no Owner is designated, the Insured will be the Owner.

POLICY ANNIVERSARY

The same date (month and day) each Policy Year equal to the Policy Date, or the next Valuation Day if the Policy Annivesary is not a Valuation Day or is nonexistent for that year.

POLICY DATE

The date shown in the Policy Specifications from which Monthly Anniversary Days, Policy Anniversaries, Policy Months, Policy Years, and premium due dates are determined.

POLICY MONTH

The period from one Monthly Anniversary Day up to, but not including, the next Monthly Anniversary Day.

POLICY SPECIFICATIONS

The pages of this policy which show your benefits, premium, costs, and other policy information.

POLICY YEAR

Twelve-month periods beginning on the Policy Date up to, but not including, the next Policy Anniversary.

PREMIUM CLASS

The mortality classification for this policy as shown in the Policy Specifications.

SEC

The Securities and Exchange Commission.

SEPARATE ACCOUNT

The Company's separate account shown in the Policy Specifications consisting of all Sub-Account(s) which invest in shares of the Fund(s). Separate Account assets are not chargeable with the Company's general liabilities. The investment performance of Separate Account assets is kept separate from the Company's general assets.

SPECIFIED AMOUNT

The amount you chose at issue which is used to determine the amount of death benefit and the amount of rider benefits, if any. The minimum Specified Amount allowable under this policy and the Specified Amount at issue ("Initial Specified Amount") are shown in the Policy Specifications. The Specified Amount may be increased or decreased as described in this policy.

SUB-ACCOUNT(S)

Divisions of the Separate Account created by the Company to which you may allocate your Net Premium Payments and among which you may transfer Separate Account values.

SURRENDER VALUE

The Net Accumulation Value on the date of surrender or partial surrender less any accrued loan interest not yet charged, and less any applicable surrender charge shown in the Table of Surrender Charges in the Policy Specifications.

VALUATION DAY

Any day on which the New York Stock Exchange is open for business, except a day during which trading on the New York Stock Exchange is restricted or on which an SEC-determined emergency exists or on which the valuation or disposal of securities is not reasonably practicable, as determined under applicable law.


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VALUATION PERIOD

The period beginning immediately after the close of business on a Valuation Day and ending at the close of business on the next Valuation Day.

VARIABLE ACCUMULATION UNIT

A unit of measure used to calculate the value of a Sub-Account as described in the Variable Accumulation Unit Value provision.

"YOU" ("YOUR")
The Owner.

"WE" ("OUR", "US", THE COMPANY, LINCOLN LIFE)
The Lincoln National Life Insurance Company.

                      PREMIUM AND REINSTATEMENT PROVISIONS

PAYMENT OF PREMIUMS

The initial premium is payable at the Administrator Mailing Address or to any of our authorized agents. There is no minimum premium requirement to put this policy In Force. All subsequent premium payments are payable at the Administrator Mailing Address and may be made at any time before the Attained Age shown in the Policy Specifications. Upon your request, we will furnish receipts for premiums paid.

PLANNED PREMIUMS

You may change the amount and frequency of premium payments. Changes in the amounts or frequency of such payments are subject to our approval. Any change in the planned premiums may impact the policy values and benefits. We will send premium reminder notices for the amounts and frequency of payments you establish. We reserve the right to stop sending reminder notices if no premium payment is made within 2 Policy Years.

ADDITIONAL PREMIUM

You may make additional premium payments of no less than $100 at any time before the Insured reaches the Attained Age shown in the Policy Specifications. We reserve the right to limit the amount or frequency of any such additional premium payment. If a payment of any additional premium would increase the difference between the Accumulation Value and the Specified Amount, we may reject the additional premium payment unless you submit satisfactory evidence of insurability and we agree to accept the risk. If a payment of additional premium would cause this policy to cease to qualify as life insurance for Federal income tax purposes, we may reject all or such excess portion of the additional premium. Any additional premium payment we receive will be applied as premium and not to repay any outstanding loans, unless you instruct us otherwise in Writing.

ALLOCATION OF NET PREMIUM PAYMENTS

Net Premium Payments may be allocated to the Fixed Account and/or Sub-Accounts under this policy. All allocations of Net Premium Payments must be made in whole percentages and in aggregate must total 100%. Premium payments will be allocated net of the Premium Load shown in the Table of Expense Charges and Fees in the Policy Specifications.

All Net Premium Payments received before the end of the Right to Examine Period will be allocated as described in the Right to Examine this Policy provision. Subsequent Net Premium Payments will be allocated on the same basis as the most recent Net Premium Payment unless you instruct us otherwise in Writing.


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NO-LAPSE PROVISION

The No-Lapse Provision is applicable to this policy unless Not Applicable is shown in the Policy Specifications.

Subject to the limitations described in this provision, this policy will not enter the grace period and Lapse during the No-Lapse Period described below as long as (1) is at least equal to (2), where:

(1) is an amount equal to the sum of all premium payments less any partial surrenders (i.e. withdrawals) accumulated at 4% annual interest, less any Indebtedness; and

(2) is an amount equal to the sum of the corresponding No-Lapse Premiums shown in the Policy Specifications due since the Policy Date, accumulated at 4% annual interest.

The No-Lapse Provision will terminate on the first of the following to occur:

a.   the insured reaches Attained Age 100; or

b.   termination of the No-Lapse Period as described below.

The No-Lapse Periods available under this policy are as follows:

a. 20 Year No-Lapse Period: As long as you have satisfied the 20 Year No-Lapse Premium requirement, the 20 Year No-Lapse Period applies for the first 20 Policy Years only. The 20 Year No-Lapse Period terminates at the beginning of the 21st Policy Year. Continuing to pay the 20 Year No-Lapse Premium beyond the expiration of the 20 Year No-Lapse Period does not guarantee that this policy will not Lapse.

b. 10 Year No-Lapse Period: As long as you have satisfied the 10 Year No-Lapse Premium requirement, the 10 Year No-Lapse Period applies for the first 10 Policy Years only. The 10 Year No-Lapse Period terminates at the beginning of the 11th Policy Year. Continuing to pay the 10 Year No-Lapse Premium beyond the expiration of the 10 Year No-Lapse Period does not guarantee that this policy will not Lapse.

GRACE PERIOD

Except as provided under the No-Lapse Provision, if applicable, this policy will enter the grace period if on any Monthly Anniversary Day the Net Accumulation Value is less than the required Monthly Deduction, or if the amount of Indebtedness exceeds the Accumulation Value less the surrender charge, if any, shown in the Table of Surrender Charges in the Policy Specifications. We will allow a grace period of 61 days to pay a Net Premium Payment in an amount equal to 2 Monthly Deductions plus an amount equal to the greater of:

a. the amount by which the Monthly Deduction exceeds the Net Accumulation Value; or

b. the amount by which Indebtedness exceeds the Accumulation Value less any applicable surrender charges.

We will send a Written Notice to you and to any assignee of record at least 31 days before the end of the grace period. The notice will state the amount of premium required to prevent this policy from Lapsing. All coverage under this policy will Lapse if you do not pay this billed premium on or before the later of:

a.   31 days after the date such notice is mailed; or

b. 61 days after the Monthly Anniversary Day on which this policy enters the grace period.

If the Insured dies within the grace period, we will deduct any overdue Monthly Deductions from the Death Benefit Proceeds.

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REINSTATEMENT

If this policy has Lapsed as described in the Grace Period provision, you may reinstate this policy within 5 years from the date of Lapse provided:

a.   this policy has not been surrendered;

b.   the Insured has not died since the date of Lapse;

c.   you submit an application for reinstatement in Writing;

d.   you submit satisfactory evidence of insurability to us in Writing;

e.   you pay enough premium to keep this policy In Force for at least 2 months;
     and

f. any accrued loan interest is paid, and any remaining Indebtedness is either paid or reinstated.

The reinstated policy will be effective as of the Monthly Anniversary Day on or next following the date on which we approve the application for reinstatement. We will reinstate the surrender charges shown in the Table of Surrender Charges in the Policy Specifications as of the Policy Year in which this policy Lapsed.

                OWNERSHIP, ASSIGNMENT AND BENEFICIARY PROVISIONS

RIGHTS OF OWNER

While the Insured is living except as provided below and subject to any applicable state law, you may exercise all rights under this policy including the right to:

a.   return this policy under the Right to Examine this Policy provision;

b.   surrender this policy;

c.   agree with us to any change in or amendment to this policy;

d.   transfer all your rights to another person or entity;

e. change the Beneficiary (unless you specifically request not to reserve this right); and

f.   assign this policy.

You must have the consent of any assignee recorded with us to exercise your rights under this policy. However, you may exercise your rights without the consent of any Beneficiary, subject to any applicable law, if you have reserved the right to change the Beneficiary.

Unless provided otherwise, if you are not the Insured and you die before the Insured, all of your rights under this policy will transfer and vest in your executors, administrators or assigns.

TRANSFER OF OWNERSHIP

You may transfer all of your rights under this policy by submitting a Written Request. You may revoke any transfer prior to its effective date. A transfer of ownership, or a revocation of transfer, will not take effect until recorded by us. Once we have recorded the transfer or revocation of transfer, it will take effect as of the date of the latest signature on the Written Request. Any payment made or any action taken or allowed by us before we record the transfer or revocation of transfer will be without prejudice to us.

On the effective date of transfer, the transferee will become the Owner and will have all the rights of the Owner under this policy. Unless you direct us otherwise, with the consent in Writing of any assignee recorded with us, a transfer will not affect the interest of any Beneficiary designated prior to the effective date of transfer.

ASSIGNMENT

Assignment of this policy must be in Writing and will be effective when we receive the original assignment or a certified copy of the assignment at our Administrator Mailing Address. We will not be responsible for the validity or sufficiency of any assignment.

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An assignment of this policy will remain effective only so long as the assignment remains in effect. To the extent provided under the terms of the assignment, an assignment will:

a.   transfer the interest of any designated transferee; and

b. transfer the interest of any Beneficiary, if you have reserved the right to change the Beneficiary.

BENEFICIARY

You may designate more than one Beneficiary. If you make such a designation, any Death Benefit Proceeds payable will be paid in equal shares to the survivors in the appropriate Beneficiary class, unless you request otherwise in Writing. If no Beneficiary is alive when the Death Benefit Proceeds become payable or in the absence of any Beneficiary designation, the Death Benefit Proceeds will transfer and vest in you or in your executors, administrators or assigns.

CHANGE OF BENEFICIARY

You may change the Beneficiary by submitting a Written Request. We must receive your request in Writing while the Insured is living. The Written Request does not need to be signed by the Beneficiary unless you have not reserved the right to change the Beneficiary. A change of Beneficiary will not take effect until recorded by us. Once we have recorded the change of Beneficiary, the change will take effect as of the date of the latest signature on the Written Request. Any payment made or any action taken or allowed by us before we record the change of Beneficiary will be without prejudice to us.

                           SEPARATE ACCOUNT PROVISIONS

SEPARATE ACCOUNT

You may allocate your Net Premium Payments and Net Accumulation Value to the Sub-Account(s), which are divisions of the Separate Account shown in the Policy Specifications. The Separate Account was established by a resolution of our Board of Directors as a "separate account" under the insurance law of our state of domicile, and is registered as a unit investment trust under the 1940 Act. The assets of the Separate Account (except assets in excess of the reserves and other contract liabilities of the Separate Account) will not be chargeable with liabilities arising out of any other business conducted by us. The income, gains or losses from the Separate Account assets will be credited or charged against the Separate Account without regard to the income, gains or losses of the Company. Separate Account assets are owned and controlled exclusively by us, and we are not a trustee with respect to such assets.

SUB-ACCOUNTS

The Separate Account is divided into Sub-Accounts. The assets of each Sub-Account will be invested fully and exclusively in shares of the appropriate Fund for such Sub-Account. The investment performance of each Sub-Account will reflect the investment performance of the appropriate Fund. For each Sub-Account, we will maintain Variable Accumulation Units as a measure of the investment performance of the Fund shares held in such Sub-Account.

Subject to any vote by persons entitled to vote thereon under the 1940 Act, we may elect to operate the Separate Account as a management company instead of a unit investment trust under the 1940 Act or, if registration under the 1940 Act is no longer required, to deregister the Separate Account. In the event of such a change, we will endorse this policy to reflect this change and may take any other necessary or appropriate action required to effect this change. Any changes in the investment policies of the Separate Account will first be approved by the Insurance Commissioner of our state of domicile, and approved or filed, as required, in any other state or other jurisdiction where this policy was issued.

INVESTMENTS OF THE SUB-ACCOUNTS

All amounts allocated or transferred to a Sub-Account will be used to purchase shares of the appropriate Fund. Each Fund will at all times be registered under the 1940 Act as an open-end management investment company. After due consideration of appropriate factors, we may add additional Funds at any time or may eliminate or substitute Funds in accordance with the Fund Withdrawal and Substituted Securities provision. Any and all distributions made by a Fund will be reinvested in additional shares of that Fund at net asset value. Deductions by us from a Sub-Account will be made by redeeming a number of Fund shares at a net asset value equal in total value to the amount to be deducted.

INVESTMENT RISK

Fund share values fluctuate, reflecting the risks of changing economic conditions and the ability of a Fund's investment adviser or sub-adviser to manage that Fund and anticipate changes in economic conditions. You bear the entire investment risk of gain or loss of the Separate Account assets under this policy.

FUND WITHDRAWAL AND SUBSTITUTED SECURITIES

If a particular Fund ceases to be available for investment, or if we determine that further investment in a particular Fund is not appropriate in view of the purposes of the Separate Account (including without limitation that it is not appropriate in light of legal, regulatory or Federal income tax considerations), we may withdraw that particular Fund as a possible investment for the Separate Account and may substitute shares of a new or different Fund for shares of the withdrawn Fund. We will obtain any necessary regulatory or other approvals prior to taking this action. We may make appropriate endorsements to this policy to the extent reasonably required to reflect any withdrawal or substitution.

                            POLICY VALUES PROVISIONS

ACCUMULATION VALUE

At any point in time, the Accumulation Value reflects:

a.   Net Premium Payments made;

b.   the amount of any partial surrenders (i.e. withdrawals);

c. any increases or decreases as a result of market performance in the Sub-Account(s);

d.   interest credited under the Fixed Account;

e.   interest credited under the Loan Account;

f.   persistency bonuses;

g.   Monthly Deductions; and

h. all other expenses and fees as shown in the Table of Expense Charges and Fees in the Policy Specifications.

PERSISTENCY BONUS

Beginning with the Policy Year shown in the Policy Specifications and on each Monthly Anniversary Day thereafter, we will credit a persistency bonus to the Fixed Account and/or Sub-Account(s) in the same proportion as the Net Accumulation Value in such account(s) bear to the total Net Accumulation Value of this policy as of the date the credit is applied. The persistency bonus for a Policy Month equals (1) multiplied by (2), where:

(1)  is the Persistency Bonus Rate shown in the Policy Specifications; and

(2)  is the Net Accumulation Value.

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FIXED ACCOUNT VALUE

The Fixed Account value, if any, with respect to this policy at any point in time, is equal to (1) plus (2), plus (3), minus (4), minus (5), where:

(1) is the amount of the Net Premium Payments allocated or other amounts (net of any charges) transferred to the Fixed Account;

(2)  is the interest credited to the Fixed Account;

(3)  is the portion of the persistency bonus applied to the Fixed Account;

(4)  is the portion of the Monthly Deductions deducted from the Fixed Account;
     and

(5) is the amount of any partial surrenders or amounts transferred from the Fixed Account.

INTEREST CREDITED UNDER FIXED ACCOUNT

We will credit interest to the Fixed Account daily. The interest rate applied to the Fixed Account will be the greater of:

a. the Guaranteed Minimum Fixed Account Interest Rate shown in the Policy Specifications; or

b. a rate determined by us from time to time, established on a prospective basis.

Any interest rate credited will not be less than the Guaranteed Minimum Fixed Account Interest Rate shown in the Policy Specifications. We may credit interest at rates in excess of the Guaranteed Minimum Fixed Account Interest Rate at any time.

FIXED ACCOUNT ASSET CHARGE

We will deduct a daily Fixed Account asset charge. This charge is equal to (1) multiplied by (2), where:

(1)  is the Fixed Account Asset Charge Rate; and

(2)  is the value of the Fixed Account.

The Guaranteed Maximum Fixed Account Asset Charge Rate is shown in the Table of Expense Charges and Fees in the Policy Specifications.

LOAN ACCOUNT VALUE

The Loan Account value, if any, with respect to this policy, is the amount of any outstanding loan(s), including any interest charged on the loan(s).

INTEREST CREDITED UNDER LOAN ACCOUNT

We will credit interest to the Loan Account daily. The interest rate applied to the Loan Account is shown in the Policy Specifications. Such loan interest amount will be transferred into the Fixed Account and/or Sub-Account(s) on each Monthly Anniversary Day on the same basis as the most recent Net Premium Payment allocations, unless you and we agree otherwise in Writing.

SEPARATE ACCOUNT VALUE

The Separate Account value, if any, with respect to this policy, for any Valuation Period is equal to the sum of the then stated values of all Sub-Accounts under this policy. The stated value of each Sub-Account is determined by multiplying (1) the number of Variable Accumulation Units, if any, credited or debited to such Sub-Account with respect to this policy by (2) the Variable Accumulation Unit Value of the particular Sub-Account for such Valuation Period.

VARIABLE ACCUMULATION UNIT VALUE

Net Premium Payments, or portions thereof, allocated, or amounts transferred, to each Sub-Account are converted into Variable Accumulation Units. The Variable Accumulation Unit value for a Sub-Account for any Valuation Period after the inception of the Sub-Account is equal to (1) minus (2), divided by (3), where:

(1)  is the total value of Fund shares held in the Sub-Account, calculated as
     (a) the number of Fund shares owned by the Sub-Account at the beginning of the Valuation Period multiplied by (b) the net asset value per share of the Fund at the end of the Valuation Period, plus (c) any dividend or other distribution of the Fund made during the Valuation Period;

(2) is the liabilities of the Sub-Account at the end of the Valuation Period. Such liabilities include a daily charge imposed on the Sub-Account and may also include a charge or credit with respect to any taxes paid or reserved for by us that we determine result from the operations of the Separate Account; and

(3) is the number of Variable Accumulation Units for that Sub-Account outstanding at the beginning of the Valuation Period.

The daily charge imposed on a Sub-Account for any Valuation Period is equal to the M&E charge described in the Mortality and Expense Risk ("M&E") Charge provision, multiplied by the number of calendar days in the Valuation Period. The Variable Accumulation Unit value may increase or decrease from Valuation Period to Valuation Period.

MORTALITY AND EXPENSE RISK ("M&E") CHARGE

We will deduct a mortality and expense risk ("M&E") charge from each Sub-Account at the end of each Valuation Period. This charge is equal to (1) multiplied by
(2), where:

(1)  is the M&E charge rate; and

(2)  is the value of the Sub-Account.

The rate used to calculate this charge is guaranteed not to exceed the Guaranteed Maximum M&E Charge Rate shown in the Table of Expense Charges and Fees in the Policy Specifications.

FEES ASSOCIATED WITH THE FUNDS

Fund operating expenses may be deducted by each Fund as set forth in its prospectus.

COST OF INSURANCE

The monthly Cost of Insurance under this policy will be equal to (1), multiplied by the result of (2) minus (3), where:

(1) is the Cost of Insurance rate as described in the Cost of Insurance Rates provision;

(2) is the death benefit at the beginning of the Policy Month, divided by the Net Amount at Risk Discount Factor shown in the Policy Specifications; and

(3) is the Accumulation Value at the beginning of the Policy Month after the deduction of the Monthly Administrative Fee but prior to the deduction for the monthly Cost of Insurance.

COST OF INSURANCE RATES

We reserve the right to change monthly Cost of Insurance rates based on our expectations of future mortality, investment earnings, persistency, and expenses (including taxes). Any change in Cost of Insurance Rates will apply to all individuals of the same Premium Class as the Insured. The Cost of Insurance Rates will not exceed the amounts described in the Policy Specifications.

If the Insured is in a rated Premium Class, the monthly Cost of Insurance rates will be calculated as (1) multiplied by (2), plus (3), where:

(1)  is the then current Cost of Insurance rate;

(2)  is the Risk Factor, if any, shown in the Policy Specifications; and

(3) is the applicable Flat Extra charge, if any, shown in the Policy Specifications.

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MONTHLY DEDUCTION

Each month, beginning with the Policy Date and on each Monthly Anniversary Day thereafter, we will deduct the Monthly Deduction from the Fixed Account and/or Sub-Account(s) in the same proportion as the balances invested in such account(s) bear to the Net Accumulation Value as of the date on which the deduction is made, unless you and we agree otherwise in Writing. The Monthly Deduction for a Policy Month equals (1) plus (2), where:

(1) is the Cost of Insurance as described in the Cost of Insurance provision plus the monthly cost of any additional benefits provided by rider; and

(2) is the Monthly Administrative Fee as described in the Table of Expense Charges and Fees in the Policy Specifications.

BASIS OF COMPUTATIONS

The Cost of Insurance Rates are guaranteed to be no greater than those calculated as described in the Table of Guaranteed Maximum Cost of Insurance Rates in the Policy Specifications. All policy values are at least equal to those required by the jurisdiction in which this policy is delivered. If required, a detailed statement of the method of computing values has been filed with the insurance supervisory official of that jurisdiction.

                          TRANSFER PRIVILEGE PROVISIONS

TRANSFER PRIVILEGE

At any time while this policy is In Force, other than during the Right to Examine Period, you have the right to transfer amounts among the Fixed Account and Sub-Accounts then available under this policy. All such transfers are subject to the following:

a. Transfers may be made in Writing, or electronically, if internet or telephone transfers have been previously authorized in Writing, subject to our consent. Our consent is revocable upon Written Notice to you.

b. Transfer requests must be received in a form acceptable to us at the Administrator Mailing Address prior to the time of day set forth in the prospectus and on a Valuation Day in order to be processed as of the close of business on the date the request is received; otherwise, the transfer will be processed on the next Valuation Day.

c. We will not be responsible for (1) any liability for acting in good faith upon any transfer instructions given by internet or telephone, or (2) the authenticity of such instructions.

d. A single transfer request, made either in Writing or electronically, may consist of multiple transactions.

e. The amount being transferred may not exceed the maximum transfer amount limit then in effect.

f. The amount being transferred may not be less than the minimum transfer amount shown in the Policy Specifications unless the entire value of the Fixed Account or Sub-Account is being transferred.

g. Any value remaining in the Fixed Account or a Sub-Account following a transfer may not be less than $100.

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TRANSFER FEES

The maximum number of transfers allowed without charge in any Policy Year is shown in the Policy Specifications. For each transfer request in a given Policy Year in excess of the maximum, a transfer fee as shown in the Policy Specifications may be deducted on a pro-rata basis from the Fixed Account and/or Sub-Account(s) from which the transfer is being made.

TRANSFERS FROM THE FIXED ACCOUNT

Transfers from the Fixed Account will not be made prior to the first Policy Anniversary except as provided under the Dollar Cost Averaging program. The amount of all transfers in any Policy Year will not exceed the greater of:

a. 25% of the Fixed Account Value as of the immediately preceding Policy Anniversary; or

b. the total dollar amount transferred from the Fixed Account in the immediately preceding Policy Year.

TRANSFERS INVOLVING SUB-ACCOUNTS

Transfers involving Sub-Accounts will reflect the purchase or cancellation of Variable Accumulation Units having an aggregate value equal to the dollar amount being transferred to or from a particular Sub-Account. The purchase or cancellation of such units will be made using Variable Accumulation Unit values of the applicable Sub-Account for the Valuation Period during which the transfer is effective. Transfers involving Sub-Accounts will be subject to such additional terms and conditions as may be imposed by the corresponding Funds.

CHANGE OF TERMS AND CONDITIONS

We reserve the right to change the terms and conditions of the Transfer Privilege Provisions in response to changes in legal or regulatory requirements. Further, we reserve, at our sole discretion, the right to limit or modify transfers that may have an adverse effect on other policy Owners. Transfer rights may be restricted in any manner or terminated until the beginning of the next Policy Year if we determine that your use of the transfer right may disadvantage other policy Owners.

                    OPTIONAL SUB-ACCOUNT ALLOCATION PROGRAMS

PROGRAM PARTICIPATION

You may elect to participate in programs providing for Dollar Cost Averaging or Automatic Rebalancing, but may participate in only one program at any time. Transfers made in conjunction with either of these programs do not count against the free transfers available.

DOLLAR COST AVERAGING

Dollar Cost Averaging systematically transfers specified dollar amounts from the account(s) specified by you. The account(s) available from which to transfer funds for Dollar Cost Averaging are shown in the Policy Specifications. Transfer allocations may be made to 1 or more of the other Sub-Accounts on a monthly or quarterly basis. Allocations may not be made to the same account from which funds are to be transferred.

Dollar Cost Averaging terminates automatically:

a. if the value in the account(s) specified by you is insufficient to complete the next transfer;

b. 7 calendar days after we receive your request for termination of Dollar Cost Averaging in Writing, or electronically, if adequately authenticated; or

c.   after 12 or 24 months, as elected by you.

AUTOMATIC REBALANCING

Automatic Rebalancing periodically restores the percentage of policy value allocated to each Sub-Account to a level pre-determined by you (e.g. 20% Money Market, 30% Bond, 50% Growth). The predetermined level is the allocation initially selected at the time of application, until changed by you. The Fixed Account is not subject to rebalancing. If Automatic Rebalancing is elected, all Net Premium Payments allocated to the Sub-Accounts will be subject to Automatic Rebalancing. Automatic Rebalancing will occur on a quarterly, semi-annual or annual basis, as elected by you.

                              SURRENDER PROVISIONS

SURRENDER

You may surrender this policy for its Surrender Value while this policy is In Force and the Insured is living. Surrender of this policy is effective on the Valuation Day we receive both this policy and your Written Request for surrender. All coverage under this policy will terminate upon surrender for its Surrender Value.

The Surrender Value will be paid in a lump sum unless you choose a settlement option we make available. Any deferment of payments will be subject to the Deferment of Payments provision.

SURRENDER CHARGES

If you request either a full surrender of this policy or a decrease in Specified Amount, a charge will be assessed based on the Table of Surrender Charges shown in the Policy Specifications, subject to the conditions described in the provisions below.

CHARGE FOR DECREASE IN SPECIFIED AMOUNT

For decreases in Specified Amount, excluding full surrender of this policy, the charge, if any, will be calculated as shown in the Table of Surrender Charges in the Policy Specifications.

The amount of any charge for a decrease in Specified Amount will be deducted from the Fixed Account and/or Sub-Account(s) in the same proportion as the balances invested in such Sub-Accounts bear to the Net Accumulation Value as of the date on which the deduction is made, unless otherwise agreed to in Writing by you and us.

We may limit requests for decreases in Specified Amount to the extent there is insufficient Net Accumulation Value to cover the necessary charges.

SURRENDER CHARGE FOR FULL SURRENDER

Upon full surrender of this policy, the surrender charge will be equal to (1) multiplied by (2), where:

(1) is the entire amount shown in the Table of Surrender Charges in the Policy Specifications; and

(2) is one minus the percentage of Initial Specified Amount for which a surrender charge was previously assessed, if any.

In no event will the charge assessed upon a full surrender exceed the then current Net Accumulation Value.

A new schedule of surrender charges will apply with respect to each increase in Specified Amount. For purposes of calculating charges for full surrenders of, or decreases in, such increased Specified Amounts, the amount of the increase will be considered a new "Initial Specified Amount".

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CONTINUATION OF COVERAGE

Unless otherwise agreed to by you and us, if the Insured is still living at Attained Age 100 and this policy is still In Force at that time, the Separate Account value, if any, will be transferred to the Fixed Account on the Policy Anniversary the Insured becomes Attained Age 100 and we will:

a. continue to credit interest to the Fixed Account as described in the Interest Credited Under Fixed Account provision;

b.   no longer charge Monthly Deductions under this policy;

c.   continue to charge loan interest; and

d. continue this policy In Force until it is surrendered or the Death Benefit Proceeds become payable.

This provision will not continue any rider attached to this policy beyond the date for such rider's termination, as provided in the rider.

PARTIAL SURRENDER

A partial surrender (i.e. withdrawal) may be made from this policy on any Valuation Day while this policy is In Force. You must request the partial surrender in Writing, or electronically with our consent. Our consent is revocable upon Written Notice to you. The amount of the partial surrender requested must be:

a.   at least $500; but

b. not more than 90% of the Surrender Value of this policy as of the end of the Valuation Period ending on the Valuation Day on which the request is received in a form acceptable to us.

The Specified Amount remaining after the partial surrender must be greater than the Minimum Specified Amount shown in the Policy Specifications. The amount of the partial surrender will be withdrawn from the Fixed Account and/or Sub-Account(s) in the same proportion as the balances invested in such Sub-Accounts bear to the Net Accumulation Value as of the date on which the deduction is made.

Any surrender results in a withdrawal of funds from all of the Fixed Account and/or Sub-Account(s) which have balances allocated to them. Any surrender from a Sub-Account will result in the cancellation of Variable Accumulation Units which have an aggregate value on the date of the surrender equal to the total amount by which the Sub-Account is reduced. The cancellation of such units will be based on the Variable Accumulation Unit value of the Sub-Account determined at the close of the Valuation Period during which the surrender is effective.

EFFECT OF PARTIAL SURRENDERS ON ACCUMULATION VALUE AND SPECIFIED AMOUNT

As of the end of the Valuation Day on which there is a partial surrender (i.e. withdrawal), the Accumulation Value will be reduced by the amount of the partial surrender.

If Death Benefit Option 1 is in effect, the Specified Amount may also be reduced. The amount of the reduction will be equal to the greater of:

a.   zero; or

b.   an amount equal to the amount of the partial surrender minus the greater of
     i) zero or ii) the result of [(1) minus (2)] divided by (3), where:

     (1) is an amount equal to the Accumulation Value on the Valuation Day immediately prior to the partial surrender multiplied by the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications;

     (2)  is the Specified Amount immediately prior to the partial surrender;
          and

     (3) is the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications.

If Death Benefit Option 3 is in effect, the Specified Amount will be reduced to the extent that the amount of the partial surrender exceeds the Accumulated Premium.

                                 LOAN PROVISIONS

POLICY LOANS

If this policy has Surrender Value available, we will grant a loan against the policy provided:

a.   a loan agreement is properly executed; and

b.   you make a satisfactory assignment of this policy to us.

The loan may be for any amount up to 100% of the then current Surrender Value; however, we reserve the right to limit the amount of such loan so that total Indebtedness will not exceed 90% of an amount equal to the then current Accumulation Value less the surrender charge(s) as set forth in the Table of Surrender Charges in the Policy Specifications. The amount borrowed will be paid within 7 calendar days of our receipt of such request, except as specified in the Deferment of Payments provision.

The minimum loan amount is shown in the Policy Specifications. We reserve the right to modify this amount in the future. We will withdraw such loan from the Fixed Account and/or Sub-Account(s) in proportion to the then current account values, unless you instruct us otherwise in Writing.

LOAN ACCOUNT

An amount equal to the amount of any loan will be transferred out of the Fixed Account and/or Sub-Account(s) as described above. Such amount will become part of the Loan Account value. The outstanding loan balance at any time includes accrued interest on the loan. Interest will be credited to the Loan Account as described in the Interest Credited Under Loan Account provision.

LOAN REPAYMENT

Indebtedness may be repaid at any time during the lifetime of the Insured. The minimum loan repayment is $100 or the amount of the outstanding Indebtedness, if less. The Loan Account will be reduced by the amount of any loan repayment. Any repayment of Indebtedness, other than loan interest, will be allocated to the Fixed Account and/or Sub-Account(s) in the same proportion in which Net Premium Payments are currently allocated, unless you and we agree otherwise in Writing.

INTEREST RATE CHARGED ON LOAN ACCOUNT

Interest charged on the Loan Account will be at an annual rate as shown in the Policy Specifications, payable in arrears. Interest charged on the Loan Account accrues daily and is payable annually on each Policy Anniversary or as otherwise agreed in Writing by you and us. Such loan interest amount, if not paid when due, will be transferred out of the Fixed Account and/or Sub-Account(s) in proportion to the then current Net Accumulation Value and into the Loan Account, unless both you and we agree otherwise in Writing.

INDEBTEDNESS

A loan against this policy, whether or not repaid, will have a permanent effect on the Net Accumulation Value. A policy loan reduces the then current Net Accumulation Value under this policy while repayment of a loan will cause an increase in the then current Net Accumulation Value. Any Indebtedness at time of settlement will reduce the Death Benefit Proceeds payable under this policy.

Except as provided under the No-Lapse Provision, if applicable, the policy will enter the grace period as described in the Grace Period provision if at any time the total Indebtedness against this policy, including interest accrued but not due, equals or exceeds the then current Accumulation Value less any applicable surrender charge.

                          INSURANCE COVERAGE PROVISIONS

DATE OF COVERAGE

The dates of coverage under this policy will be as follows:

a. For all coverages provided in the original application, the effective date of coverage will be the Policy Date provided the initial premium has been paid and the policy accepted by you (1) while the Insured is living and (2) prior to any change in the Insured's health or any other factor affecting insurability of the Insured as represented in the application for this policy.

b. For any increase, decrease, or addition to coverage, the effective date of coverage will be the Monthly Anniversary Day on or next following the day
     (1) we approve the application for the increase, decrease, or addition to coverage, and (2) the first month's Cost of Insurance for the increase, if applicable, is deducted as described in the Increase to Specified Amount provision, provided the Insured is living on such day.

c. For any insurance that has been reinstated, the effective date of coverage will be the date as described in the Reinstatement provision.

TERMINATION OF COVERAGE

All coverage under this policy terminates on the first of the following to occur:

a.   a full surrender of this policy;

b.   death of the Insured; or

c. failure to pay the amount of premium necessary to avoid termination before the end of any applicable grace period.

No action by us after this policy has terminated, including any Monthly Deduction made after termination of coverage, will constitute a reinstatement of this policy or waiver of the termination. Any such deduction will be refunded.

DEATH BENEFIT PROCEEDS

If the Insured dies while this policy is In Force, we will pay Death Benefit Proceeds equal to the greater of:

a. the amount determined under the Death Benefit Option in effect at the time of the Insured's death, less any Indebtedness; or

b. an amount equal to the Accumulation Value on the date of death multiplied by the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications, less any Indebtedness.

DEATH BENEFIT QUALIFICATION TEST

This policy is intended to qualify as life insurance under the Internal Revenue code. The Death Benefit Proceeds provided by this policy are intended to qualify for the tax treatment accorded to life insurance under Federal law. Two methods of qualifying as life insurance are the Cash Value Accumulation Test and the Guideline Premium Test, as defined in Internal Revenue Code Section 7702. The Death Benefit Qualification Test for this policy is shown in the Policy Specifications and cannot be changed. Unless you elect otherwise when applying for this policy, the Death Benefit Qualification Test is the Guideline Premium Test.

DEATH BENEFIT OPTIONS

The Death Benefit Options available under this policy are as follows:

a. Death Benefit Option 1 (Level): The death benefit equals the Specified Amount on the date of death less any partial surrenders (i.e. withdrawals) after the date of death.

b. Death Benefit Option 2 (Increasing): The death benefit equals the Specified Amount on the date of death plus the Accumulation Value on the date of death, less any partial surrenders (i.e. withdrawals) after the date of death.

c. Death Benefit Option 3 (Increase by Premium or Increase by Premium Less Policy Factor): The death benefit equals the Specified Amount on the date of death plus the Accumulated Premium as described below on the date of death, less any partial surrenders (i.e. withdrawals) after the date of death. The Death Benefit Option 3 Limit shown in the Policy Specifications is the maximum death benefit under this option.

     For Death Benefit Option 3, a partial surrender will reduce the Accumulated Premium and the Death Benefit Option 3 Limit by the amount of the partial surrender. If the amount of the partial surrender exceeds the Accumulated Premium, the Specified Amount will be reduced by the excess amount.

Unless Death Benefit Option 2 or 3 is elected on the application for this policy, you will be deemed to have elected Death Benefit Option 1.

ACCUMULATED PREMIUM FOR DEATH BENEFIT OPTION 3

The Accumulated Premium equals the sum of all premiums paid less the Cumulative Policy Factor, if elected. The Accumulated Premium is determined on each Monthly Anniversary Day. Any premium paid that will cause the death benefit to exceed the Death Benefit Option 3 Limit will be applied to this policy, but will only increase the death benefit up to Death Benefit Option 3 Limit.

CUMULATIVE POLICY FACTOR FOR DEATH BENEFIT OPTION 3

The Cumulative Policy Factor, if elected by you, is an amount calculated as (1) multiplied by (2) accumulated monthly, where:

(1) is the applicable monthly rate from the table then used by the Internal Revenue Service (IRS) to determine the economic benefit attributable to life insurance coverage, or an alternative table permitted by the IRS, as selected by you; and

(2)  is the then current Specified Amount divided by 1,000.

CHANGES IN SPECIFIED AMOUNT AND DEATH BENEFIT OPTION

Unless provided otherwise, you may effect a change in Specified Amount or Death Benefit Option at any time while this policy is In Force, subject to the following:

a. You must submit a supplemental application for any change in coverage. All such changes are subject to our approval. If we approve the requested change, a supplement to the Policy Specifications will be endorsed to this policy and sent to you once the change is completed.

b. The maximum number of Specified Amount changes allowed per Policy Year is shown in the Policy Specifications.

c. If we approve the request, the change will become effective as described in the Date of Coverage provision.

DECREASE IN SPECIFIED AMOUNT

You may decrease the Specified Amount of this policy, subject to the Changes in Specified Amount and Death Benefit Option provision and the following:

a. You cannot reduce the Specified Amount below the Minimum Specified Amount shown in the Policy Specifications.

b. We will not allow a decrease in the amount of insurance below the minimum amount required to maintain this contract as a life insurance policy under the Internal Revenue Code.

c. A decrease in Specified Amount may be subject to a surrender charge as described in the Surrender Provisions and the Table of Surrender Charges in the Policy Specifications.

d. A decrease will reduce any past Specified Amount increases in the reverse order in which they occurred.

INCREASE IN SPECIFIED AMOUNT

You may increase the Specified Amount of this policy, subject to the Changes in Specified Amount and Death Benefit Option provision and the following:

a.   You must submit satisfactory evidence of insurability.

b. We will deduct the monthly Cost of Insurance for the increase amount from the Fixed Account and/or Sub-Account(s) in the same proportion as the balances invested in such Sub-Account(s) bear to the Net Accumulation Value as of the date the deduction is made.

c. An increase in Specified Amount will automatically increase the Death Benefit Option 3 Limit, if Death Benefit Option 3 is elected.

CHANGES IN DEATH BENEFIT OPTION

We will not allow a change to Death Benefit Option 2 or to Death Benefit Option
3.

You may request a change to Death Benefit Option 1, subject to the Changes in Specified Amount and Death Benefit Option provision and the following:

a. Change from Death Benefit Option 2 to Death Benefit Option 1: The Specified Amount will be increased by an amount equal to the Accumulation Value as of the Monthly Anniversary Day on or next following the date we receive the request in a form acceptable to us at our Administrator Mailing Address.

b. Change from Death Benefit Option 3 to Death Benefit Option 1: The Specified Amount will be increased by an amount equal to the Accumulated Premium as of the Monthly Anniversary Day on or next following the date we receive the request in a form acceptable to us at our Administrator Mailing Address.

                               GENERAL PROVISIONS

ENTIRE CONTRACT

This policy, the application for this policy, and any amendment(s), endorsement(s), rider(s), and supplemental application(s) that may be attached are the entire contract between you and us. All statements made in the application will, in the absence of fraud, be deemed representations and not warranties. No statement will be used in defense of a claim under this policy unless it is contained in the application and a copy of the application is attached to this policy when issued.

Only an authorized Officer of the Company may make or modify this policy.

NON-PARTICIPATION

This policy is not entitled to share in surplus distribution.

NOTICE OF CLAIM

You or someone on your behalf must provide us with Due Proof of Death in Writing within 30 days or as soon as reasonably possible after the death of the Insured.

PAYMENT OF PROCEEDS

Proceeds mean the amount payable:

a.   upon the surrender of this policy; or

b.   upon the death of the Insured.

Upon the death of the Insured, while this policy is still In Force, the proceeds payable will be the Death Benefit Proceeds. Such Death Benefit Proceeds are payable subject to receipt of Due Proof of Death. We will pay interest on any Death Benefit Proceeds payable as required by applicable law. If the Insured dies within the grace period, we will deduct any overdue Monthly Deductions from the Death Benefit Proceeds.

If this policy is surrendered before the death of the Insured, the proceeds payable upon surrender will be the Surrender Value.

The proceeds payable under this policy are subject to the adjustments described in the following provisions:

a.   Misstatement of Age or Sex;

b.   Incontestability;

c.   Suicide;

d.   Effect of Partial Surrenders on Accumulation Value and Specified Amount;

e.   Grace Period; and

f.   Indebtedness.

We may require return of this policy when settlement is made. Proceeds will be paid in a lump sum unless you choose a settlement option we make available.

DEFERMENT OF PAYMENTS

Any amounts payable as a result of loans, surrender, or partial surrenders (i.e. withdrawals) will be paid within 7 calendar days after we receive your request in a form acceptable to us. However, payment of amounts from the Sub-Accounts may be postponed until the next Valuation Day. Additionally, we reserve the right to defer the payment of such amounts from the Fixed Account for a period not to exceed 6 months from the date we receive your Written Request. During any such deferred period, the amount payable will bear interest as required by law. However, we will not defer any payment used to pay premiums on policies with us.

MISSTATEMENT OF AGE OR SEX

If the date of birth or sex of the Insured is misstated, the benefits available under this policy will be those which the premiums paid would have purchased at the correct Issue Age and sex.

SUICIDE

If the Insured commits suicide, whether sane or insane, within 2 years from the Date of Issue, the Death Benefit Proceeds will be limited to a refund of premiums paid less any Indebtedness and partial surrenders.

If the Insured commits suicide, whether sane or insane, within 2 years from the date of any increase in the Specified Amount, the Death Benefit Proceeds with respect to such increase will be limited to a refund of the monthly charges for the cost of such additional insurance and the amount of insurance will be based on the Specified Amount before such increase was made, provided that the increase became effective at least 2 years from the Date of Issue of this policy.

INCONTESTABILITY

Except for nonpayment of premium, this policy will be incontestable after it has been In Force for 2 years from the Date of Issue shown in the Policy Specifications. This means that we will not use any misstatement in the application to challenge a claim or contest liability after that time.

Any increase in the Specified Amount effective after the Date of Issue will be incontestable only after such increase has been In Force for 2 years. The basis for contesting an increase in Specified Amount will be limited to material misrepresentations made in the supplemental application for the increase.

If this policy is reinstated, the basis for contesting after reinstatement will be:

a.   limited for a period of 2 years from the date of reinstatement; and

b. limited to material misrepresentations made in the reinstatement application.

ANNUAL REPORT

We will send you a report at least once a year without charge. The report will show:

a.   the Accumulation Value as of the reporting date;

b. the amounts deducted from or added to the Accumulation Value since the last report;

c.   the current death benefit;

d.   the current policy values;

e.   premiums paid and all deductions made since the last report; and

f.   outstanding policy loans.

PROJECTION OF BENEFITS AND VALUES

Upon your Written Request, we will provide a projection of illustrative future Death Benefit Proceeds and policy values once a year without charge. Additional projections are available at any time upon Written Request and payment of a reasonable service fee not to exceed $25. The fee payable will be the one then in effect for this service.

CHANGE OF PLAN

This policy may be exchanged for another policy only if we consent to the exchange and all requirements for the exchange as determined by us are met.

POLICY CHANGES - APPLICABLE LAW

We reserve the right to make changes in this policy or to make distributions from this policy to the extent we deem necessary, in our sole discretion, to continue to qualify this policy as life insurance. Any such changes will apply uniformly to all policies that are affected. You will be given advance Written Notice of such changes.

MODIFIED ENDOWMENT

This policy will be allowed to become a Modified Endowment contract under the Internal Revenue Code only with your consent. Otherwise, if at any time the premiums paid under this policy exceed the limit for avoiding Modified Endowment contract status, we will refund the excess premium to you with interest within 60 days after the end of the Policy Year in which the premium was received. If, for any reason, we do not refund the excess premium within 60 days after the end of such Policy Year, the excess premium will be held in a separate deposit fund and credited with interest until refunded to you. The interest rate used on any refund, or credited to the separate deposit fund created by this provision, will be the excess premium's pro rata rate of return on the contract until the date we notify you that the excess premium and the earnings on such excess premium have been removed from the policy. After the date of such notice, the interest rate paid on the separate deposit fund will be such rate as we may declare from time to time on advance premium deposit funds.

COMPLIANCE WITH THE INTERNAL REVENUE CODE

This policy is intended to qualify as life insurance under the Internal Revenue Code. The Death Benefit Proceeds provided by this policy are intended to qualify for the tax treatment accorded to life insurance under Federal law. If at any time the premium paid under this policy exceeds the amount allowable for such qualification, we will refund the premium to you with interest within 60 days after the end of the Policy Year in which the premium was received. If, for any reason, we do not refund the excess premium within 60 days after the end of such Policy Year, the excess premiums will be held in a separate deposit fund and credited with interest until refunded to you. The interest rate used on any refund, or credited to the separate deposit fund created by this provision, will be the excess premium's pro rata rate of return on the contract until the date we notify you that the excess premium and the earnings on such excess premium have been removed from this policy.

After the date of such notice, the interest rate paid on the separate deposit fund will be such rate as we may declare from time to time on advance premium deposit funds. We also reserve the right to refuse to make any change in the Specified Amount or the Death Benefit Option or any other change if such change would cause this policy to fail to qualify as life insurance under the Internal Revenue Code.

EFFECT OF POLICY ON RIDERS

Any reference to the following terms contained in any rider attached to this policy will be modified as follows:

a.   "Variable Account" will mean "Separate Account" as defined in this policy;

b.   "Date of Issue" will mean "Policy Date" as defined in this policy; and

c. "Schedule 4" will mean "Corridor Percentages Table shown in the Policy Specifications".

EFFECT OF RIDERS ON POLICY PROVISIONS

If any riders are attached to and made part of this policy, policy provisions and definitions may be impacted, including those concerning premiums and policy values. READ YOUR POLICY AND RIDERS CAREFULLY.

                   THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
                 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

Death Benefit Proceeds payable if the Insured dies while this policy is in Force
                 Investment results reflected in policy benefits
                 Non-participating - Not eligible for dividends